Exhibit 99.1

DIGITAL INSIGHT REPORTS RECORD FIRST QUARTER RESULTS, RAISES 2005 EPS

GUIDANCE, AND AUTHORIZES $25 MILLION STOCK REPURCHASE PROGRAM

CALABASAS, Calif. (April 26, 2005) - Digital Insight Corp.® (Nasdaq: DGIN) (www.digitalinsight.com), the leading online banking provider, today announced record financial results for its first quarter ended March 31, 2005.

Revenues for the first quarter ended March 31, 2005 increased 13% to $51.7 million from $45.7 million for the quarter ended March 31, 2004. The Company’s GAAP (Generally Accepted Accounting Principles) net income in the first quarter increased 38% to $5.7 million, or $0.16 per diluted share, from $4.2 million, or $0.11 per diluted share, in the first quarter of 2004.

Excluding amortization of intangible assets from acquisitions, non-GAAP net income in the first quarter increased 28% to $6.9 million, or $0.19 per diluted share, from non-GAAP net income of $5.4 million, or $0.15 per share, in the first quarter of 2004. A reconciliation of non-GAAP results to GAAP results is provided as part of this press release.

Cash Flow From Operations and Balance Sheet Remain Strong

Cash flow from operations in the first quarter of 2005 grew 38% to $16.0 million from $11.6 million in the first quarter of 2004, primarily reflecting the Company’s higher operating income in 2005. Cash and investment balances at March 31, 2005 decreased to $112.5 million from $117.3 million at December 31, 2004 as cash flow from operations was offset by $21.2 million in share repurchases. The Company remains debt-free.

New $25 Million Stock Repurchase Program Announced

As announced in a separate press release today, the Company’s Board of Directors has approved a new $25 million stock repurchase program. Digital Insight’s strong cash flow and balance sheet provide adequate financial flexibility to pursue strategic growth objectives and repurchase shares at attractive valuations in order to maximize shareholder returns. As previously announced, during the first quarter the Company completed its former $25 million stock repurchase program initiated during the fourth quarter ended December 31, 2004. The Company repurchased a total of approximately 1.5 million shares under its previous $25 million program, including 1,271,044 common shares during the first quarter at an average price of $16.64.

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DIGITAL INSIGHT REPORTS FIRST QUARTER RESULTS

Revenue By Segment (in 000s)	Q1 2005	Q1 2004	% Change
Internet Banking	$42,353	$36,027	18%

Business Banking (a)	$6,448	$5,964	8%

Lending	$2,946	$3,688	(20)%

(a)	The Business Banking segment was formerly referred to as Cash Management.

Internet Banking revenues increased 18% versus the first quarter a year ago, driven primarily by strong growth in online bill payers and Internet banking end users. Business banking revenues increased 8% due to rapid growth in business end users of the Company’s hosted product lines, and improving (on a sequential basis from the fourth quarter) results in the Company’s business banking and professional services operations for larger banks. Lending revenues decreased 20% compared to a year ago primarily due to lower application volumes resulting from client attrition during 2004.

“We are off to an excellent start in 2005, with solid top-line growth, exceptionally strong cash flows, and record operating margins in the first quarter,” commented Digital Insight Chairman, President and CEO Jeff Stiefler. “Our results underscore the consistency and operating leverage in our core business of providing hosted online banking for consumers and businesses. With our scalable and usage-based business model, Digital Insight is uniquely positioned to benefit as end user adoption increases among our client base from its very modest penetration levels today.”

Stiefler continued, “We are also continuing to demonstrate early indicators of an improved outlook in our two underperforming businesses, particularly in online business banking for large financial institutions, where we reversed our sequential revenue declines of recent quarters. Recent contracts from leading financial institutions including Regions Financial (Business Banking), ABN AMRO (Business Banking) and Atlanta Postal Credit Union (Lending) provide benchmarks of early progress in our efforts to revitalize growth prospects in these smaller businesses. Moreover, our sales pipeline across all business lines continues to build with attractive prospects for the second quarter and the balance of the year.”

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DIGITAL INSIGHT REPORTS FIRST QUARTER RESULTS

2005 Financial Guidance

“Based on our strong first quarter results and growth opportunities for the balance of the year, we are increasing our 2005 guidance for earnings per share and raising the lower end of our 2005 revenue guidance,” Stiefler concluded.

Q2 2005 Business Outlook	Revised Guidance	Prior Guidance
Revenues	$52.0 – $52.5 million	N/A

Non-GAAP Pro forma diluted EPS [1]	$0.19 – $0.20	N/A

Equivalent GAAP diluted EPS [2]	$0.15 – $0.16	N/A

Full Year 2005 Financial Guidance	Revised Guidance	Prior Guidance
Revenues	$211 – $214 million	$209 – $214 million

Non-GAAP Pro forma diluted EPS [1]	$0.78 – $0.82	$0.74 – $0.79

Equivalent GAAP diluted EPS [2]	$0.64 – $0.68	$0.60 – $0.65

[1]	Excludes amortization of intangible assets of approximately $0.03 to $0.04 per diluted share for the quarter and $0.14 for the full year 2005.
[2]	Includes amortization of intangible assets of approximately $0.03 to $0.04 per diluted share for the quarter and $0.14 for the full year 2005.

Reconciliation of Non-GAAP Results to GAAP Results and GAAP Outlook

The Company provides non-GAAP operating results as a supplement to its GAAP financial results. The Company believes that non-GAAP results provide investors and management with a representation of the Company’s core operating performance that can be helpful in assessing Digital Insight’s prospects for future growth. Management uses such non-GAAP measures to evaluate financial results and to establish operational goals.

The Company’s non-GAAP results exclude the following charges and benefits, net of any related tax impact, from the Company’s statements of operations:

•	Non-cash charges related to amortization of acquisition-related intangible assets

•	Non-cash charges related to amortization of stock-based compensation

•	Merger-related charges

•	Restructuring-related charges

•	Impairment charges

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DIGITAL INSIGHT REPORTS FIRST QUARTER RESULTS

•	Cumulative effect of change in accounting methods

•	Income benefit from the release of valuation allowance

•	Non-recurring tax charges

A detailed calculation of non-GAAP net income and non-GAAP net income per share is included in the attached reconciliation of GAAP net income to non-GAAP net income. The GAAP net income and non-GAAP net income per share is included in the attached consolidated statement of operations.

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DIGITAL INSIGHT REPORTS FIRST QUARTER RESULTS

Q1 2005 Investor Webcast

Digital Insight will host a live webcast of its First Quarter Investor Conference Call today at 5:00 p.m. EDT. To access the webcast, visit Digital Insight’s web site located at www.digitalinsight.com, enter the Investor Relations section and click on the webcast icon.

Q1 2005 Telephone Replay

A telephone replay of the conference call will also be available for one week after the live call by calling (888) 203-1112 (or 719/457-0820 outside the U.S.), and entering the reservation number, 3421305.

About Digital Insight

Digital Insight® Corporation is the leading online banking provider for financial institutions. Through its comprehensive portfolio of Internet-based financial products and services built upon the company’s unique architecture, Digital Insight enables banks and credit unions to become the trusted transaction hub for their retail and commercial customers. Digital Insight offers consumer and business Internet banking, online lending, electronic bill payment and presentment, check imaging, account-to-account transfers, Web site development and hosting and marketing programs designed to help increase online banking end user growth and more. Each Digital Insight product and service reinforces the strength of its financial institution clients.

Safe Harbor Statement under the Private Litigation Reform Act of 1995

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding guidance on anticipated results of operations in the second quarter of 2005 and for all of 2005; expectation of sustaining or growing GAAP or non-GAAP net income; expectation of continued growth in Internet banking and bill payment end users; the growth prospect of each business line, including Lending and Business Banking; and other statements relating to future revenues, earnings, and performance. Such statements are based on management’s current expectations. Because of various risks and uncertainties, including the possibility that actual results of operations may fall short of the guidance provided herein, risks related to the integration of Business Banking products acquired in our acquisition of Magnet Communications, and delays in product rollout or customer adoption, actual results in future periods may differ materially from those currently expected. Additional discussion of factors affecting these forward looking statements is contained under the caption “Risk Factors” in Digital Insight’s most recent Annual Report on Form 10-K and other reports on file with the Securities and Exchange Commission. Digital Insight undertakes no obligation to update publicly any forward-looking statements.

CONTACTS:

CORPORATE COMMUNICATIONS	INVESTOR RELATIONS

Tobin Lee	Erik Randerson
Corporate Communications	Investor Relations
Digital Insight	Digital Insight
(818) 878-6048	(818) 878-6615

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DIGITAL INSIGHT REPORTS FIRST QUARTER RESULTS

DIGITAL INSIGHT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three months ended March 31,
	2005	2004
Revenues	$51,747	$45,679

Costs and operating expenses

Cost of revenues	22,339	21,013
Sales, general and administrative	13,106	10,692
Research and development	5,354	5,281
Amortization of acquisition-related intangible assets	2,025	2,075

Total costs and operating expenses	42,824	39,061

Income from operations	8,923	6,618

Interest and other income, net	537	99

Net income before provision for income taxes	9,460	6,717

Provision for income taxes	3,737	2,560

Net income	$5,723	$4,157

Basic net income per share	$0.16	$0.12

Diluted net income per share	$0.16	$0.11

Shares used in computing basic net income per share	35,560	35,031

Shares used in computing diluted net income per share	35,990	36,332

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

Non-GAAP (1)
GAAP net income	$5,723	$4,157
Amortization of acquisition-related intangible assets	2,025	2,075
Tax effect of non-GAAP adjustment	(800)	(789)

Non-GAAP net income	$6,948	$5,443

Diluted Non-GAAP net income per share	$0.19	$0.15

Shares used in computing diluted non-GAAP net income per share	35,990	36,332

(1)	See explanation above regarding the Company’s practice on reporting non-GAAP results.

DIGITAL INSIGHT REPORTS FIRST QUARTER RESULTS

DIGITAL INSIGHT CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)
	March 31, 2005	December 31, 2004
ASSETS
Current assets:

Cash and cash equivalents	$35,461	$64,682
Short-term investments	51,687	34,787
Accounts receivable, net	22,996	27,483
Accumulated implementation costs	2,428	2,662
Deferred tax asset, net	17,311	18,665
Prepaid and other current assets	3,641	2,499

Total current assets	133,524	150,778

Property and equipment, net	21,956	22,818
Goodwill and intangible assets, net	151,530	153,555
Deferred tax asset, net	27,729	29,318
Accumulated implementation costs	2,782	2,810
Long-term investments	25,335	17,785
Other assets	167	192

Total assets	$363,023	$377,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,756	$7,493
Accrued compensation and related benefits	5,931	4,952
Customer deposits and deferred revenue	13,294	14,030
Accrued expenses and other liabilities	7,555	6,934
Tax contingency reserve	4,063	3,994

Total current liabilities	35,599	37,403

Customer deposits and deferred revenue	6,896	6,772

Total liabilities	42,495	44,175

Common stock	35	36
Additional paid-in capital	453,952	451,080
Treasury stock, at cost	(24,998)	(3,812)
Deferred stock-based compensation	(503)	(542)
Accumulated deficit	(107,958)	(113,681)

Total stockholders’ equity	320,528	333,081

Total liabilities and stockholders’ equity	$363,023	$377,256

DIGITAL INSIGHT REPORTS FIRST QUARTER RESULTS

DIGITAL INSIGHT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$5,723	$4,157
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax provision	2,943	2,398
Depreciation and amortization of property and equipment	3,028	3,599
Amortization intangible assets	2,025	2,075
Amortization of deferred stock-based compensation	39	61
Income tax benefit on stock options exercised	212	—
Loss on disposition of property and equipment	47	—
Changes in operating assets and liabilities	1,952	(730)

Net cash provided by operating activities	15,969	11,560

Cash flows from investing activities:
Net maturities (purchases) of investments	(24,451)	268
Acquisition of property and equipment	(2,212)	(936)
Acquisition payments	—	(1,043)

Net cash used in investing activities	(26,663)	(1,711)

Cash flows from financing activities:
Acquisition of treasury stock	(21,187)	—
Proceeds from issuance of common stock	2,660	1,857

Net cash provided by (used in) financing activities	(18,527)	1,857

Net increase (decrease) in cash and cash equivalents	(29,221)	11,706
Cash and cash equivalents, beginning of period	64,682	40,226

Cash and cash equivalents, end of period	$35,461	$51,932

DIGITAL INSIGHT REPORTS FIRST QUARTER RESULTS

Digital Insight Corporation

Key Operating Data

	March 31, 2005	December 31, 2004	March 31, 2004
CONSUMER METRICS

Live Internet Banking Clients

Internet Banking Sites	1,370	1,350	1,355
Internet Banking Active End-Users	5,534,000	5,285,000	4,678,000
Potential End-Users at Live Sites	35,100,000	35,000,000	34,100,000
Penetration at Live Sites	15.8%	15.1%	13.7%

All Internet Banking Clients

Contracts	1,452	1,467	1,457
Potential End-Users	35,900,000	36,300,000	35,700,000

Online Bill Pay Metrics

Bill Pay Users	1,101,000	1,003,000	736,000
Bill Pay Penetration (of Internet Users)	19.9%	19.0%	15.7%

BUSINESS METRICS

Business Banking Contracts (b)	605	605	571
Business Banking Hosted End Users (b)	90,300	83,500	66,400

LENDING METRICS

Lending Contracts	220	224	225
Applications Processed (a)	109,000	127,000	137,000

CONTRACTED CLIENTS	1,709	1,720	1,718
REVENUE BY PRODUCT LINE
(in thousands) (a)
Internet Banking Revenue	$42,353	$40,537	$36,027
Business Banking Revenue (b)	$6,448	$5,266	$5,964
Lending Revenue	$2,946	$3,094	$3,688
Total Revenue	$51,747	$48,897	$45,679

(a)	Quarterly totals for respective three-month periods. All other information is at the period then-ended.
(b)	The Business Banking segment was formerly referred to as Cash Management.